SIGN-ON RSUs

RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of __________, 2020 (the “Grant Date”), is between Regis Corporation, a Minnesota corporation (the “Company”), and Felipe Athayde (the “Participant”).
WHEREAS, the Company wishes to incentivize the Participant to join the Company by granting the Participant the opportunity to receive shares of Common Stock of the Company in connection with the settlement of restricted stock units (“RSUs”);
WHEREAS, the grant of the RSUs are contemplated by Section 5 of the offer letter dated as of September 4, 2020 between the Company and the Participant (the “Letter Agreement”);
WHEREAS, the RSUs are granted under the inducement grant exemption under the rules of the New York Stock Exchange; and
WHEREAS, the Committee has duly made all determinations necessary or appropriate for the grant of the Restricted Stock Units hereunder (the “Award”).
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:
1.    Inducement Grant. The RSUs are granted under the inducement grant exemption under the rules of the New York Stock Exchange. Accordingly, except for those terms of the Company’s 2018 Long Term Incentive Plan (as may be amended from time to time, the “Plan”) expressly referenced herein, the award is not subject to the terms of any equity compensation plan of the Company. Where provisions of the Plan are expressly referenced below, the Participant shall be a “Participant” for purposes of the Plan provisions, this RSU award shall be an “Award” for purposes of such Plan provisions and any other defined term used therein that is not separately defined in this Agreement shall have the meaning given to it in the Plan.
2.    Definitions.
For purposes of this Agreement, the definitions of terms contained in the Plan are hereby incorporated by reference, except to the extent that any such term is specifically defined in this Agreement. “Qualifying Termination” means a Termination of Employment by the Company without Cause, by the Participant for Good Reason or due to death or Disability of the Participant.
3.    Grant of Restricted Stock Units, Term and Vesting.
(a)    Subject to the terms and conditions of this Agreement, the Company hereby grants to the Participant      (    ) RSUs, with no obligation to pay cash or other property for such RSUs. The RSUs will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with each RSU representing an unfunded and unsecured promise by the Company to issue to the Participant one share of the Company’s Common Stock in settlement of a vested RSU.
(b)    100% of the RSUs will vest on October 5, 2021, subject to Participant’s continued employment with the Company through such date and the other terms and conditions set forth in this Agreement.
(c)    Notwithstanding Section 3(b), if the Participant experiences a Qualifying Termination, then all RSUs vest as of the date of the Participant’s Termination of Employment. If the Participant resigns from the Company without Good Reason, a pro-rated portion of the RSUs equal to the total RSUs multiplied by a fraction, the numerator of which is the number of days that have elapsed from October 5, 2020 through the date of the Participant’s Termination of Employment and the denominator of which is 365, shall vest as of the date of the Participant’s Termination of Employment.
(d)    For purposes of this Agreement, if Participant’s RSUs are considered non-qualified deferred compensation subject to Code Section 409A, a Termination of Employment shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Code Section 409A.
(e)    For purposes of this Agreement, if Participant’s RSUs are considered non-qualified deferred compensation subject to Code Section 409A, a Change in Control shall be deemed to have occurred for purposes of settling vested RSUs only if such event would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company under Code Section 409A.
4.    Forfeiture of Unvested RSUs.
Subject to any accelerated vesting under Section 3(c), and any exercise of the Committee’s discretion under Section 8.3(4) of the Plan, if the Participant experiences a Termination of Employment, any unvested RSUs shall be forfeited and the Participant shall have no further interest in, or right to receive shares of Common Stock in settlement of, such RSUs.
5.    Settlement of RSUs.
Subject to Section 22, after any RSUs vest pursuant to Section 3, the Company shall, as soon as practicable, but no later than thirty (30) days following the earlier of the Participant’s Termination of Employment or October 5, 2021, cause to be issued and delivered to the Participant one share of Common Stock in payment and settlement of each vested RSU. Delivery of the shares shall be effected by the delivery of a stock certificate evidencing the shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the shares to a brokerage account designated by the Participant, and shall be subject to the tax withholding provisions of Section 9 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested RSUs. Upon settlement of the RSUs, the Participant will obtain, with respect to the shares of Common Stock received in such settlement, full voting and other rights as a shareholder of the Company.
6.    Shareholder Rights.
The RSUs subject to this Award do not entitle the Participant to any rights of a holder of the Company’s Common Stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of the RSUs unless and until shares of Common Stock are issued to the Participant in settlement of the RSUs as provided in Section 5.
7.    Dividend Equivalents.
If a cash dividend is declared and paid by the Company with respect to its Common Stock, the Participant will be credited as of the applicable dividend payment date with an additional number of RSUs (the “Dividend RSUs”) equal to (i) the total cash dividend the Participant would have received if the number of RSUs credited to the Participant under this Agreement as of the related dividend payment record date (including any previously credited Dividend RSUs) had been actual shares of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to the Participant’s account, Dividend RSUs will be considered RSUs for all purposes of this Agreement.
8.    Restrictions on Transferability.
Neither the Award evidenced by this Agreement nor the RSUs may be sold, transferred, pledged, assigned, or otherwise alienated at any time, other than by will or the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.
9.    Tax Consequences and Payment of Withholding Taxes.
Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of RSUs, their vesting and the settlement of vested RSUs in shares of Common Stock. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award, vesting and settlement of RSUs hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the RSUs, the provisions of Section 13.4 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).
10.    Administration.

The Plan and this Award of RSUs are administered by the Committee, in accordance with the terms and conditions of the Plan. Actions and decisions made by the Committee in accordance with this authority shall be effectuated by the Company.
11.    Plan and Agreement; Recoupment Policy.
The Participant hereby acknowledges receipt of a copy of the Plan. In addition to the provisions of the Plan referenced above, this Award shall also be subject to the following provisions of the Plan: Article III (Administration), Section 4.7 (Effect of Certain Changes), Article XI (Change in Control Provisions) and Article XIII (Miscellaneous). The Company shall, upon written request therefore, send a copy of the Plan, in its then current form, to the Participant or any other person or entity then entitled to receive the shares of Common Stock to be issued in settlement of the RSUs.
The Company may recover any equity awarded to the Participant under this Agreement, or proceeds from the sale of such equity, to the extent required by any rule of the Securities and Exchange Commission or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of the Company implementing such rule or listing standard.
12.    No Employment Rights.
Neither this Agreement nor the Award evidenced hereby shall give the Participant any right to continue in the employ of the Company, any Affiliate or any other entity, or create any inference as to the length of employment of the Participant, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment of the Participant (with or without Cause), or give the Participant any right to participate in any employee welfare or benefit plan or other program of the Company, any Affiliate or any other entity.
13.    Requirements of Law and No Disclosure Rights.
The Company shall not be required to issue any shares of Common Stock in settlement of RSUs granted under this Agreement if the issuance of such shares shall constitute a violation of any provision of any applicable law or regulation of any governmental authority. The Company shall have no duty or obligation beyond those imposed by applicable securities laws generally to affirmatively disclose to the Participant or a Representative, and the Participant or Representative shall have no right to be advised of, any material non-public information regarding the Company or an Affiliate at any time prior to, upon or in connection with the issuance of the shares of Common Stock in settlement of the Participant’s RSU Award.
14.    Governing Law.

This Agreement, the awards of RSUs hereunder and the issuance of Common Stock in payment of RSUs shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (other than its laws respecting choice of law).
15.    Entire Agreement.
This Agreement and the Plan constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction, including, without limitation, the Letter Agreement.
16.    Amendment.
Any amendment to this Agreement shall be in writing and signed on behalf of the Company, and shall comply with the terms and conditions of the Plan.
17.    Waiver; Cumulative Rights.
The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
18.    Counterparts.
This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
19.    Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
20.    Severability.
If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.
21.    Successors and Assigns.
This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company, and upon the heirs, legal representatives and successors of the Participant.

22.    Code Section 409A.
Notwithstanding anything to the contrary in this Agreement, including Section 4, if any amount shall be payable with respect to this Award as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” (as those terms are defined in regulations promulgated under Code Section 409A) and such amount is subject to the provisions of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s separation from service (or the date of Participant’s earlier death), or as soon as administratively practicable thereafter. Participant shall not have the right to designate the timing of settlement of the RSUs. If the thirty-day settlement period spans two different calendar years, settlement shall occur during the later calendar year.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.
REGIS CORPORATION
By:
Name:
Title:
PARTICIPANT:

Felipe Athayde